Exhibit 10.1

Personal and Confidential	May 22, 2012

Ms. Laurie F. Gilner

9233 Weston Drive

Brentwood, TN 37027

Dear Laurie:

The purpose of this letter agreement is to amend certain provisions of your offer letter, dated July 26, 2010, as amended (the “Offer Letter”). As we discussed, we have agreed as follows:

1. Effective immediately, Section 1 of the Offer Letter shall be amended in its entirety to read as follows:

1. Contract Term – The term of your employment will be five (5) years, commencing September 7, 2010 and ending September 6, 2015, unless terminated earlier by you or by CRG at any time as provided herein. Thereafter, your employment status with CRG will continue to be that of an employee at-will, subject to termination by either you or CRG at any time.

2. In addition to reimbursement of relocation expenses as set forth in Section 3 of the Offer Letter, we have agreed to pay you an additional $30,000 for your relocation costs. We will pay you such additional amount, less applicable tax withholdings and payroll deductions, promptly after your execution of this letter agreement.

3. Effective immediately, the following paragraph shall be added as a new second paragraph to Section 4 of the Offer Letter:

In the event that CRG terminates your employment without cause at any time on or after September 6, 2013 but prior to September 6, 2015, and subject to your compliance with the terms and conditions of this letter agreement, CRG will pay you an amount equal to one year of your then-current annual base salary (less applicable tax withholdings and payroll deductions).

In all other respects, the Offer Letter shall remain in full force and effect according to its terms and conditions.

402 BNA Dr. Building 100, Suite 600, Nashville, TN 37217 / 615-724-2800

Ms. Laurie F. Gilner

May 22, 2012

Please confirm your understanding of the foregoing provisions by executing the enclosed counterpart of this letter and returning the executed counterpart to me.

Sincerely yours,

/s/ Christopher J. Munyan
Christopher J. Munyan
Chairman and Chief Executive Officer
C.R. Gibson, LLC

The aforementioned is confirmed as of this 22nd day of May, 2012:

/s/ Laurie F. Gilner
Laurie F. Gilner
cc: William G. Kiesling